Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

between

TPG SPECIALTY LENDING, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

Dated as of June 19, 2018

Reconciliation and tie between Trust Indenture Act of 1939

and the Indenture

Trust Indenture Act Section		Section
§310	(a)(1)	7.08
	(a)(2) (a)(5)	7.08 7.08
§311	(b)	6.12 6.13
§312 §313	(c)	5.03 7.13
§314	(a)	4.06(a)-(c)
	(a)(4)	4.09
	(c)(1)	16.05
	(c)(2)	16.05
	(e)	16.05
§315	(a) (b) (c) (d) (e)	7.01 6.10 7.01 7.01 6.11
§316	(a) (last sentence)	1.01 (“Outstanding”)
	(a)(1)(A)	6.02, 8.05
	(a)(1)(B)	6.09
	(b)	6.06
§317	(a)(1)	6.04
	(a)(2) (b)	6.04 4.04
§318	(a)	1.03
	(c)	1.03

NOTE: This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 19, 2018, between TPG Specialty Lending, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS; the Company and the Trustee executed and delivered an Indenture, dated as of February 1, 2017 (the “Original Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of the Company’s 4.50% Convertible Notes due 2022;

WHEREAS; pursuant to the Original Indenture, the Company initially issued $115,000,000 aggregate principal amount of its 4.50% Convertible Notes due 2022 (the “Initial Notes”);

WHEREAS; the Company may, without the consent of the Holders and notwithstanding Section 2.01 of the Indenture, reopen the Indenture and issue additional Notes under the Indenture with the same terms as the Initial Notes (except that the first Interest Payment Date and the date from which interest may accrue may be different) in an unlimited aggregate principal amount;

WHEREAS, the Company wishes to issue up to an additional $57,500,000 aggregate principal amount of its 4.50% Convertible Notes due 2022 as additional Notes under the Indenture (the “Additional Securities”);

WHEREAS; pursuant to Section 10.01 of the Indenture the Company may, without the consent of the Holders, enter into a supplemental indenture to make any change to the Indenture that does not adversely affect the rights of any Holder as determined in good faith by the Company;

WHEREAS, the Company wishes to incorporate into the Indenture the mandatory provisions of the Trust Indenture Act that were provided for by law pursuant to Section 318 of the Trust Indenture Act;

WHEREAS, pursuant to Sections 2.01, 2.10, 10.01 and 10.05 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder; and

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of the Additional Securities and to amend certain terms of the Indenture, and all acts and things necessary to make this Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as so defined.

2. Additional Notes. The Additional Securities issued pursuant to this Supplemental Indenture constitute additional Notes issued pursuant to Sections 2.01 and 2.10 of the Indenture and shall be consolidated with and form a single class with the Initial Notes previously established pursuant to the Indenture. The Additional Securities shall have the same terms in all respects as the Initial Notes, except that the first interest payment date with respect to the Additional Securities shall be August 1, 2018, the Additional Securities shall accrue interest from February 1, 2018, the Additional Securities shall have a different issue date, and the Additional Securities shall be issued as Unrestricted Global Notes. Subject to the foregoing, the Additional Securities shall be substantially in the form of Exhibit A to the Indenture.

3. Aggregate Principal Amount. The aggregate principal amount of the Additional Securities that may be authenticated and delivered pursuant to this Supplemental Indenture shall be limited to $57,500,000.

4. Amendments to the Original Indenture. The Indenture is hereby amended as follows.

The following is hereby added as new Section 1.03 of the Indenture:

“Section 1.03. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.”

The following is hereby added as new Section 5.03 of the Indenture:

“Section 5.03. Disclosure of Names and Addresses of Holders. Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any authenticating agent nor any Paying Agent nor any Note Registrar nor any Bid Solicitation Agent nor any Conversion Agent nor any agent of any of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders of Notes in accordance with Trust Indenture Act Section 312, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing or sending any material pursuant to a request made under Trust Indenture Act Section 312(b).”

The following is hereby added as new Section 6.12 of the Indenture:

“Section 6.12. Disqualification; Conflicting Interests. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest, apply to the Commission for permission to continue as trustee or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture. To the extent permitted by such Act, the Trustee shall not be deemed to have a conflicting interest with respect to the Notes or the securities of any other indenture of the Company by virtue of being a trustee under this Indenture with respect to the Notes.”

The following is hereby added as new Section 6.13 of the Indenture:

“Section 6.13. Preferential Collection of Claims Against Company. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.”

The following is hereby added as new Section 7.13 of the Indenture:

“Section 7.13. Reports by Trustee. Within 60 days after May 15 of each year commencing with the first May 15 after the additional issuance of Notes pursuant to the Supplemental Indenture, the Trustee shall transmit by mail or send to all Holders of Notes as provided in Trust Indenture Act Section 313(c) a brief report dated as of such May 15 which meets the requirements of Trust Indenture Act Section 313(a).

A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each stock exchange, if any, upon which the Notes are listed, with the Commission and with the Company. The Company will promptly notify the Trustee of the listing of the Notes on any stock exchange. In the event that, on any such reporting date, no events have occurred under the applicable sections of the Trust Indenture Act within the 12 months preceding such reporting date, the Trustee shall be under no duty or obligation to provide such reports.”

5. Governing Law; Jurisdiction. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION). THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Headings, Etc. The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

7. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile, “portable document format” (pdf) or any other electronic means shall be effective as delivery of a manually executed counterpart thereof.

8. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

9. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE ADDITIONAL SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

10. Concerning the Trustee. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee shall not be accountable for the use or application by the Company of the Additional Securities or the proceeds thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

TPG SPECIALTY LENDING, INC.

By:	/s/ Ian T. Simmonds
Name: Ian Simmonds
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President